Exhibit 10.12

LIMITED GUARANTEE

Limited Guarantee, dated as of June 19, 2006 (this “Limited Guarantee”), by Clayton, Dubilier & Rice Fund VII, L.P. (the “Guarantor”), in favor of Alberto-Culver Company, a Delaware corporation (the “Guaranteed Party”).

1. LIMITED GUARANTEE. To induce the Guaranteed Party to enter into the Investment Agreement, dated as of June 19, 2006, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Investment Agreement”; capitalized terms used herein but not defined shall have the meanings given thereto in the Investment Agreement), between the Guaranteed Party, New Aristotle Company, a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of New Sally, Sally Holdings, Inc., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of Alberto-Culver (“Sally”), New Sally Holdings, Inc., a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of Alberto-Culver (the “Company”) and CDRS Acquisition LLC, a Delaware limited liability company (“Investor”), pursuant to which Investor will acquire approximately 47.5% of the outstanding shares of common stock, par value $0.01 per share, of the Company, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual performance and discharge of the payment obligations of the Investor under Section 8.2(f), 8.2(g) and 8.2(i) of the Investment Agreement (the “Obligations”); provided that in no event shall Guarantor’s liability under this Limited Guarantee exceed (x) $60 million plus (y) the amount of any attorneys’ fees and expenses and interest, if any, payable by Investor under Section 8.2(i) of the Investment Agreement (together, the “Cap”), in the aggregate, it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. It is acknowledged and agreed that this Limited Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, in the event that the Closing occurs. In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to the full amount of the Obligations, and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of any Obligations, subject in each case to the Cap, regardless of whether action is brought against Investor or whether Investor is joined in any such action or actions.

2. NATURE OF LIMITED GUARANTEE. The Guaranteed Party may, but shall not be obligated to, file any claim relating to any Obligation in the event that Investor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any Obligation, and may also make any agreement with Investor for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Investor without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Investor or any other Person interested in the transactions contemplated by the Investment Agreement; (b) any change in the time, place or manner of payment of any Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Investment Agreement or any other agreement evidencing, securing or otherwise executed in connection with any Obligation; (c) any change in the corporate existence, structure or ownership of Investor or any other Person interested in the transactions contemplated by the Investment Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Investor or any other Person interested in the transactions contemplated by the Investment Agreement; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Investor or the Guaranteed Party, whether in connection with any Obligation or otherwise, (f) the enforceability or validity of the Obligations or any part thereof or any agreement related thereto, (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of any Obligation or (h) any other act or omission to act or delay of any kind by the Guaranteed Party or any other Person or any other circumstance which might, but for this Section 3, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder except as provided in Section 9. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Investor or any other Person interested in the transactions contemplated by the Investment Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Affiliates, defenses to the payment of the Obligations that are available to Investor under the Investment Agreement or a breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Investment Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Investment Agreement, or the transactions contemplated thereby against Guarantor or any Investor Affiliate except for claims against the Guarantor under this Limited Guarantee. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Investor or any other Person interested in the transactions contemplated by the Investment Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Investor or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Investor or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each case unless and until the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Investment Agreement, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Investor is relieved of any of its any of its representations, warranties, covenants or agreements contained in the Investment Agreement, or its payment obligations under Section 8.2(f), 8.2(g) or 8.2(i) of the Investment Agreement, the Guarantor shall be similarly relieved of its Obligations under this Limited Guarantee.

4. EXPENSES. The Guarantor agrees to pay all reasonable out-of-pocket expenses (including the reasonable fees and expenses of the Guaranteed Party’s counsel) incurred by the Guaranteed Party in connection with the enforcement of the rights of the Guaranteed Party hereunder; provided, that the Guarantor shall not be liable for any expenses of the Guaranteed Party under this Section 4 (and all monies paid to the Guarantor pursuant to this Limited Guarantee, if any, shall be returned) if it is finally determined by a court of competent jurisdiction that no payment under this Limited Guarantee is due, and provided, further, that the obligation of Guarantor under this Section 4 shall not exceed $1,000,000. The Guaranteed Party agrees to pay all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of the Guarantor’s counsel) incurred by the Guarantor in connection with the defense and enforcement of the rights of the Guarantor hereunder; provided, that the Guaranteed Party shall not be liable for any expenses of the Guarantor under this Section 4 if it is finally determined by a court of competent jurisdiction that any payment under this Limited Guarantee is due, and provided, further, that the obligation of the Guaranteed Party hereunder shall not exceed $1,000,000.

5. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Investment Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

6. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 hereof.

7. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

8. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Limited Guarantee shall be in writing and shall be given by personal delivery or sending by United States Postal Service Express Mail or an overnight courier service, proof of delivery requested, or sent by telecopy, to the following addresses:

(a)	if to the Guaranteed Party, to it at:

Alberto-Culver Company

2525 Armitage Avenue

Melrose Park, Illinois 60160

Attention:	Chief Executive Officer Senior Vice President and General Counsel (with a separate notice to each such person)
Telecopy:	(708) 450-2511

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One S. Dearborn Street

Chicago, Illinois 60603

Attention: Frederick C. Lowinger, Esq.

                    David Zampa, Esq.

Telecopy:  (312) 853-7036

(b)	if to Guarantor, to it at:

Clayton, Dubilier & Rice Fund VII, L.P.

1403 Foulk Road, Suite 106

Wilmington, DE 19803

Telecopy:  (302) 427-7398

with a copy to (which shall not constitute notice):

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

18th Floor New York, New York 10152

Attention: Donald J. Gogel

Telecopy: (212) 407-5252

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Paul S. Bird, Esq.

Telecopy: (212) 909-6836

or to such other Person or address as a party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

9. CONTINUING LIMITED GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full in cash. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier of (i) the Closing (as defined in the Investment Agreement) and (ii) the first anniversary of any termination of the Investment Agreement in accordance with its terms if the Guaranteed Party has not presented a claim for payment of any Obligation to either Investor or the Guarantor by such first anniversary.

10. NO RECOURSE. Recourse against the Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor in respect of any liabilities or obligations arising under, or in connection with, the Investment Agreement or the transactions contemplated thereby. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation hereunder and that no recourse hereunder shall be had against any current or future officer, agent, affiliate or employee of the Guarantor, against any current or future general or limited partner or stockholder of the Guarantor or any affiliate thereof or against any current or future director, officer, employee, affiliate or general or limited partner, stockholder or member of any of the foregoing (collectively, “Guarantor Affiliates”) whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law. The Guaranteed Party (for itself and its Affiliates) acknowledges and agrees that Investor has no assets and that no funds are expected to be contributed to Investor unless the Closing occurs. The Guaranteed Party further agrees that neither it nor any of its Affiliates have any right of recovery against the Guarantor or any of its stockholders, partners, members, directors, officers or agents through Investor or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Investor against the Guarantor or Investor’s stockholders or Affiliates, or otherwise, except for the rights under this Limited Guarantee. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with the Investment Agreement or the transactions contemplated thereby, against the Guarantor or any Guarantor Affiliate except for claims against the Guarantor under this Limited Guarantee. Except as contemplated under Section 7, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as set forth herein.

11. GOVERNING LAW. This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than such courts sitting in the State of New York. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LIMITED GUARANTEE.

12. COUNTERPARTS. This Limited Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

13. SEVERABILITY. Wherever possible, each provision of this Limited Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Limited Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Limited Guarantee.

14. HEADINGS. Section headings in this Limited Guarantee are for convenience of reference only and shall not govern the interpretation of any provision of this Limited Guarantee.

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CLAYTON, DUBILIER & RICE FUND VII, L.P.

By:	CD&R Associates VII, Ltd., its general partner

	By:	/s/ Kevin J. Conway
	Name:	Kevin J. Conway
	Title:	Vice President, Secretary and Assistant Treasurer

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary

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